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                                                                   EXHIBIT 99.2


[WESTPOINT STEVENS LOGO] NEWS RELEASE


Contact: Lorraine D. Miller, CFA
         Senior Vice President - Investor Relations
         404-760-7180

FOR IMMEDIATE RELEASE

              WESTPOINT STEVENS EXTENDS TRADE RECEIVABLES PROGRAM

WEST POINT, GA. (January 15, 2003) - WestPoint Stevens Inc. (NYSE: WXS) (www.westpointstevens.com) today announced that it has amended the maturity date of its existing Trade Receivables Program, extending it to February 17, 2003. The amendment will be included in a Form 8K filed today with the SEC and can subsequently be accessed at the Company's website, www.westpointstevens.com, under the "For Investors" tab.

As previously reported on Form 10-Q for the quarter ended September 30, 2002, " the current independent issuer of receivables-backed commercial paper under the Company's Trade Receivables program has indicated that it will not extend the maturity date of its agreement for another year but has indicated a willingness to work with the Company through an orderly transition." The amendment will help the Company complete the transition to another financial provider.

WestPoint Stevens Inc. is the nation's premier home fashions consumer products marketing company, with a wide range of bed linens, towels, blankets, comforters and accessories marketed under the well-known brand names GRAND PATRICIAN, PATRICIAN, MARTEX, ATELIER MARTEX, BABY MARTEX, UTICA, STEVENS, LADY PEPPERELL, VELLUX and CHATHAM - all registered trademarks owned by WestPoint Stevens Inc. and its subsidiaries - and under licensed brands including RALPH LAUREN HOME, DISNEY HOME, SANDERSON, DESIGNERS GUILD, GLYNDA TURLEY and SIMMONS BEAUTYREST. WestPoint Stevens is also a manufacturer of the MARTHA STEWART and JOE BOXER bed and bath lines. WestPoint Stevens can be found on the World Wide Web at WWW.WESTPOINTSTEVENS.COM.

Safe Harbor Statement: Except for historical information contained herein, certain matters set forth in this press release are "forward looking statements" within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward looking statements. Such risks and uncertainties may be attributable to important factors that include but are not limited to the following: Product margins may vary from those projected; Raw material prices may vary from those assumed; Additional reserves may be required for bad debts, returns, allowances, governmental compliance costs, or litigation; There may be changes in the performance of financial markets or fluctuations in foreign currency exchange rates; Unanticipated natural disasters could have a material impact upon results of operations; There may be changes in the general economic conditions that affect customer practices or consumer spending; Competition for retail and wholesale customers, pricing and transportation of products may vary from time to time due to seasonal variations or otherwise; Customer preferences for our products can be affected by competition, or general market demand for domestic or imported goods or the quantity, quality, price or delivery time of such goods; There could be an unanticipated loss of a material customer or a material license; The availability and price of raw materials could be affected by weather, disease, energy costs or other factors. The information contained in this release is as of January 15, 2003. WestPoint Stevens assumes no obligation to update publicly any forward-looking statements, contained in this document as a result of new information or future events or developments.

                                     -END-


     507 West Tenth Street - Post Office Box 71 - West Point, Georgia 31833
                            www.westpointstevens.com